EXHIBIT 8

              [LETTERHEAD OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP]
                  [TO BE DELIVERED AT CLOSING OF THE MERGER]

                                      , 1999

Apple Residential Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

     We have acted as counsel to Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a Virginia corporation, and Cornerstone Acquisition Company ("Acquisition"), a Virginia corporation, in connection with the proposed merger (the "Merger") of Apple Residential Income Trust, Inc. ("Apple") with and into Acquisition pursuant to an Agreement and Plan of Merger dated as of March 30, 1999 (the "Merger Agreement") by and among Cornerstone, Apple and Acquisition. At your request and pursuant to section 6.3(c) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Capitalized terms contained herein and not otherwise defined herein have the same meanings given such terms in the Proxy Statement as defined herein.

     For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement (including all attachments and documents delivered pursuant thereto), the Joint Proxy Statement/Prospectus (the "Proxy Statement") of Cornerstone and Apple included in the Registration Statement on Form S-4, Registration Statement No. 333-78117 (the "Registration Statement") filed by Cornerstone with the Securities and Exchange Commission (the "Commission") in connection with the issuance of Cornerstone's Series A Convertible Preferred Shares, no par value (the "Series A Preferred Shares"), in the Merger, and such other documents, records and instruments as we have deemed necessary or appropriate. In addition, in rendering our opinion, we have relied upon certain statements, representations and warranties made by Cornerstone and Apple (including, without limitation, those contained in certain certified representations), which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct and complete, and that no actions that are inconsistent with such statements, representations and warranties will be taken. We also have assumed that all representations made "to the best knowledge of" any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification.

     In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement and Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and (ii) each of Cornerstone and Apple will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder.

     Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger.

     Based upon and subject to the foregoing, it is our opinion that for United States federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, (ii) the shareholders of Apple will not recognize gain or loss on the exchange of their Apple Common Shares solely for Series A Preferred Shares pursuant to the Merger as long as the Series A Preferred Shares are not treated as "nonqualified preferred stock" (as defined in section 351(g)(2) of the Code) and (iii) the Series A Preferred Shares should not be treated as nonqualified preferred stock (as defined in section 351(g)(2) of the Code).

     No opinion is expressed as to any matter not specifically addressed above. No opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. The foregoing opinion is based solely on the provisions of the Code, the Treasury regulations promulgated thereunder and the judicial and administrative rulings, pronouncements and decisions now in effect, all of which are subject to change, which change may be retroactively applied.

     We hereby consent to the reference to our firm under the captions "Certain Federal Income Tax Considerations" and "Legal Matters" in the Registration
Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

                                        Very truly yours,